The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 28, 2024

Pricing supplement
To prospectus dated April 13, 2023,
prospectus supplement dated April 13, 2023,
product supplement no. 4-I dated April 13, 2023 and

underlying supplement no. 1-I dated April 13, 2023

Registration Statement Nos. 333-270004 and 333-270004-01 Dated May , 2024 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Range Accrual Notes Linked to the Least Performing of the SPDR® Gold Trust and the iShares® Silver Trust due May 29, 2026 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Coupon Payment (as defined below) with respect to each quarterly Coupon Payment Date based on the number of business days during the relevant Coupon Observation Period on which the closing price of one share of each Fund is greater than or equal to its Lower Barrier Price and one share of at least one Fund is less than or equal to its Upper Barrier Price, which we refer to as the accrual conditions. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Coupon Payments.
•	At maturity, if the Final Share Price of the Least Performing Fund is greater than its Upper Barrier Price, you will receive a leveraged return of 1.20% of the principal amount of your notes for every 1% that the relevant Final Share Price is greater than the Upper Barrier Price, subject to a Maximum Return of 36.00%. If the Final Share Price of the Least Performing Fund is less than its Lower Barrier Price, you will lose 1% of the principal amount of your notes for every 1% that the relevant Final Share Price is less than its Lower Barrier Price. In such circumstances, you will lose some or a substantial portion of your principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Funds:	The SPDR® Gold Trust (Bloomberg ticker: GLD UP) and the iShares® Silver Trust (Bloomberg ticker: SLV UP)
Contingent Coupon Payments:

On each Coupon Payment Date, for each $1,000 principal amount note, investors will receive an amount in cash equal to:

the product of (i) the quotient of: (a) the number of business days during the Coupon Observation Period immediately preceding such Coupon Payment Date when the closing price of (1) one share of each Fund was greater than or equal to its Lower Barrier Price and (2) one share of at least one Fund is less than or equal to its Upper Barrier Price divided by (b) the number of business days in such Coupon Observation Period times (ii) $20.00.

The coupon paid on any Coupon Payment Date will be paid to the holders of record as of the close of business on the Regular Record Date for such Coupon Payment Date.

Coupon Observation Period:	The period from, but excluding, the Coupon Observation Date immediately preceding the relevant Coupon Observation Date (or the Strike Date, in the case of the initial Coupon Observation Date ) to and including the relevant Coupon Observation Date
Lower Barrier Price:	With respect to each fund, 85.00% of its Share Strike Price, which for the the SPDR® Gold Trust was $183.362 and for the iShares® Silver Trust was $23.4175
Upper Barrier Price:	With respect to each fund, 110.00% of its Share Strike Price, which for the the SPDR® Gold Trust was $237.292 and for the iShares® Silver Trust was $30.305
Payment at Maturity:	In addition to the Contingent Coupon Payment applicable to the final Coupon Observation Period, you will be entitled to a cash payment at maturity as follows: If the Final Share Price of the Least Performing Fund is greater than its Upper Barrier Price, you will receive a cash payment at maturity that provides you with a return per $1,000 principal amount note of 1.20% of the principal amount of your notes for every 1% that the relevant Final Share Price is greater than its Upper Barrier Price, subject to the Maximum Return, calculated as follows: $1,000 + [$1,000 × (Least Performing Fund Return – 10.00%) × 1.20], subject to the Maximum Return If the Final Share Price of the Least Performing Fund is greater than or equal to its Lower Barrier Price and less than or equal to its Upper Barrier Price, you will receive the principal amount of your notes at maturity. If the Final Share Price of the Least Performing Fund is less than its Lower Barrier Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than its Share Strike Price by more than 15.00%. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 x (Least Performing Fund Return + 15.00%)] Accordingly, you will lose some or a substantial portion of your principal amount at maturity.
Maximum Return:

At least 36.00%*. For example, if the Least Performing Fund Return is equal to or greater than 40.00%, you will receive the Maximum Return of 36.00%, which entitles you to a maximum payment at maturity, excluding any applicable Contingent Coupon Payment, of $1,360.00 per $1,000 principal amount note that you hold.

*The actual Maximum Return will be provided in the pricing supplement and will not be less than 36.00%.

Strike Date:	May 23, 2024
Pricing Date:	On or about May 29, 2024
Original Issue Date:	On or about June 3, 2024
Valuation Date*:	May 26, 2026
Maturity Date*:	May 29, 2026
CUSIP:	48135MWC8
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
*	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Fund)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $6.25 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $984.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.
* This preliminary pricing supplement amends and restates and supersedes the original preliminary pricing supplement related hereto dated May 24, 2024 to product supplement no. 4-I in its entirety (the original preliminary pricing supplement is available on the SEC website at: https://www.sec.gov/Archives/edgar/data/19617/000121390024046617/ea174780_424b2.htm).

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This preliminary pricing supplement amends and restates and supersedes the original preliminary pricing supplement related hereto dated May 24, 2024 in its entirety. You should not rely on the original preliminary pricing supplement related hereto dated May 24, 2024 in making your decision to invest in the notes. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Share Adjustment Factor:	With respect to each fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set initially at 1.0 on the Strike Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings —Funds— Anti-Dilution Adjustments” in the accompanying product supplement for further information.
Least Performing Fund:	The Fund with the Least Performing Fund Return
Least Performing Fund Return:	The lowest of the Fund Returns of the Funds
Fund Return:	With respect to each Fund, (Final Share Price – Share Strike Price) Share Strike Price
Share Strike Price:	With respect to each Fund, the closing price of one share of that Fund on the Strike Date, which for the SPDR® Gold Trust was $215.72 and for the iShares® Silver Trust was $27.55. The Share Strike Price is not determined by reference to the closing price of one share of that Fund on the Pricing Date.
Final Share Price:	With respect to each Fund, the closing price of one share of that Fund on the Valuation Date
Coupon Observation Dates*:	August 23, 2024, November 25, 2024, February 24, 2025, May 23, 2025, August 25, 2025, November 24, 2025, February 23, 2026 and May 26, 2026 (final Coupon Observation Date)
Coupon Payment Dates*:	August 28, 2024, November 29, 2024, February 27, 2025, May 29, 2025, August 28, 2025, November 28, 2025, February 26, 2026 and the Maturity Date
Regular Record Dates*:	If payable, a Contingent Coupon Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date.

JPMorgan Structured Investments —	PS-1
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

What Are the Payments on the Notes, Assuming a Range of Performances for the Funds?

The following table illustrates the method we will use to calculate the Contingent Coupon Amount with respect to a Coupon Payment Date.

The numbers in the first column in the table below represent the number of reference dates (“N”) during any given Coupon Observation Period for which the closing price of one share of each Fund is (i) greater than or equal to its Lower Barrier Price and (ii) less than or equal to its Upper Barrier Price. The second column assumes the number of business days in each period is 60 days. 60 days has been selected for illustrative purposes. The actual number of days in a Coupon Observation Period will likely be more or less than 60. The amounts in the third column represent the hypothetical Contingent Coupon Payment that would be payable with respect to a given Coupon Observation Period for a given number of reference dates during which the accrual conditions are satisfied (as specified in the first column). The maximum coupon amount payable in respect of any quarterly Coupon Observation Period is $20.00. The numbers appearing in the following table are hypothetical for illustrative purposes only, and have been rounded for ease of analysis.

Hypothetical number of days accrual conditions are satisfied (A)	Assumed number of business days in a Coupon Observation Period (B)	Coupon to be paid on the related coupon payment date (Fraction (A/B) × $20.00)
0	60	$0.00
12	60	$4.00
24	60	$8.00
36	60	$12.00
48	60	$16.00
60	60	$20.00

JPMorgan Structured Investments —	PS-2
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity, excluding any applicable Contingent Coupon Payment, on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity, excluding any applicable Contingent Coupon Payment, per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a hypothetical Share Strike Price of 100.00 and a Maximum Return of 36.00% and reflects an Upper Barrier Price of $110.00 and a Lower Barrier Price of $85.00. The hypothetical Share Strike Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Share Strike Price. The actual Maximum Return will be provided in the pricing supplement and will not be less than 36.00%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Share Price (1)	Least Performing Fund Return	Total Return
$180.00	80.00%	36.000%
$170.00	70.00%	36.000%
$160.00	60.00%	36.000%
$150.00	50.00%	36.000%
$140.00	40.00%	36.000%
$130.00	30.00%	24.000%
$120.00	20.00%	12.000%
$115.00	15.00%	6.000%
$110.01	10.01%	0.012%
$110.00	10.00%	0.000%
$105.00	5.00%	0.000%
$102.50	2.50%	0.000%
$100.00	0.00%	0.000%
$97.50	-2.50%	0.000%
$95.00	-5.00%	0.000%
$90.00	-10.00%	0.000%
$85.00	-15.00%	0.000%
$84.99	-15.01%	-0.010%
$80.00	-20.00%	-5.000%
$70.00	-30.00%	-15.00%
$60.00	-40.00%	-25.00%
$50.00	-50.00%	-35.00%
$40.00	-60.00%	-45.00%
$30.00	-70.00%	-55.00%
$20.00	-80.00%	-65.00%
$10.00	-90.00%	-75.00%
$0.00	-100.00%	-85.00%

(1) The Final Share Price is the closing price of one share of the Least Performing Fund on the Valuation Date.

Hypothetical Examples of Amounts Payable on the Notes at Maturity

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The price of one share of the Least Performing Fund increases from the Share Strike Price of $100.00 to a Final Share Price of $115.00.

Because the Final Share Price of $115.00 is greater than the Share Strike Price of $100.00 and is greater than the Upper Barrier Price of $110.00 by 5.00%, which multiplied by 1.20 does not exceed the Maximum Return of 36.00%, the investor receives payment at maturity of $1,060.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (15.00% - 10.00%) × 1.20] = $1,060.00

Example 2: The price of one share of the Least Performing Fund decreases from the Share Strike Price of $100.00 to a Final Share Price of $85.00.

Because the Final Share Price of $85.00 is less than the Share Strike Price of $100.00 and is greater than or equal to the Lower Barrier Price of $85.00, the investor receives a full repayment of the principal equal to $1,000.00 per $1,000 principal amount note.

Example 3: The price of one share of the Least Performing Fund increases from the Share Strike Price of $100.00 to a Final Share Price of $150.00.

Because the Final Share Price of $150.00 is greater than the Share Strike Price of $100.00 and is greater than the Upper Barrier Price of $110.00 by 40.00%, which multiplied by 1.20 exceeds the Maximum Return of 36.00%, the investor receives payment at maturity of $1,360.00 per $1,000 principal amount note, the maximum payment at maturity, excluding any applicable Contingent Coupon Payment.

JPMorgan Structured Investments —	PS-3
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

Example 4: The price of one share of the Least Performing Fund decreases from the Share Strike Price of $100.00 to a Final Share Price of $50.00.

Because the Final Share Price of $50.00 is less than the Share Strike Price of $100.00 and is less than the Lower Barrier Price of $85.00, the investor receives payment at maturity of $750.00 per $1,000 principal amount note calculated as follows:

$1,000 + [$1,000 x (-50.00% + 15.00%)] = $750.00

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CAPPED, LEVERAGED APPRECIATION POTENTIAL AT MATURITY IF THE FINAL SHARE PRICE OF THE LEAST PERFORMING FUND IS GREATER THAN THE UPPER BARRIER PRICE — The notes provide the opportunity to earn a capped, leveraged return if the Final Share Price of the Least Performing Fund is greater than its Upper Barrier Price, up to the Maximum Return of at least 36.00%. Accordingly, the maximum payment at maturity, excluding any applicable Contingent Coupon Payment for the final Coupon Observation Date, is $1,360.00 per $1,000 principal amount note. The actual Maximum Return will be provided in the pricing supplement and will not be less than 36.00%. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	CONTINGENT COUPON PAYMENTS — The notes offer the potential to accrue a coupon during each Coupon Observation Date if the share price of each Fund remains within the Barrier Prices set forth in this pricing supplement. A coupon will accrue for each business day that the closing price of (1) one share of each Fund is greater than or equal to its Lower Barrier Price and (2) one share of at least one Fund is less than or equal to its Upper Barrier Price. The maximum coupon that may be accrued during each Coupon Observation Period is equal to $20.00. Because of the formula used to calculate the Contingent Coupon Payments applicable to your notes, if, on any business day in any applicable Coupon Observation Period, the closing price of one share of either Fund is less than its Lower Barrier Price or one share of each Fund is greater than its Upper Barrier Price, the coupon amount payable for that Coupon Observation Period will be reduced. If, on each business day during any applicable Coupon Observation Period, the closing price of one share of either Fund is less than its Lower Barrier Price or one Share of each Fund is greater than its Upper Barrier Price, no Contingent Coupon Payment will be made with respect to that Coupon Observation Period. If payable, a Contingent Coupon Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date.
•	LOSS OF PRINCIPAL BEYOND LOWER BARRIER PRICE — We will pay you your principal back at maturity if the Final Share Price of the Least Performing Fund is greater than or equal to its Lower Barrier Price. If the Final Share Price of the Least Performing Fund is less than the Lower Barrier Price, for every 1% that the applicable Final Share Price is less than its Lower Barrier Price, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you may lose some or a substantial amount of your principal amount at maturity.
•	RETURN LINKED TO THE SPDR® GOLD TRUST AND THE iSHARES® SILVER TRUST — The investment objective of the SPDR® Gold Trust is for its shares to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The SPDR® Gold Trust holds gold bars. We refer to gold as the Underlying Commodity with respect to the SPDR® Gold Trust. For additional information about the SPDR® Gold Trust, see “Fund Descriptions — The SPDR® Gold Trust” in the accompanying underlying supplement.
The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The assets of the iShares® Silver Trust consists primarily of silver held by a custodian on behalf of the iShares® Silver Trust. We refer to silver as the Underlying Commodity with respect to the iShares® Silver Trust. For additional information about the iShares® Silver Trust, see “Fund Descriptions — The iShares® Silver Trust” in the accompanying underlying supplement.
•	PAYMENT AT MATURITY DEPENDENT ON THE LEAST PERFORMING FUND — The Payment at Maturity of the notes is dependent on the Least Performing Fund, which will be the either closing price of one share of the SPDR® Gold Trust or the closing price of one share of the iSHARES® Silver Trust. For additional information see “The Funds” in this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. Assuming this treatment is respected, subject to the following sentence, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, subject to the possible application of the “constructive ownership” rules, whether or not you are an initial purchaser of notes at the issue price. However, if you sell your notes between Coupon Payment Dates, it is likely that you will be treated as having ordinary income equal to the amount of the Contingent Coupon Payment that has

JPMorgan Structured Investments —	PS-4
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

accrued as of the date of the sale. You should consult your tax adviser regarding this issue. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, you should consult your tax adviser regarding the potential application of the constructive ownership rules. In addition, you should review the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments — Potential Application of the Constructive Ownership Rules” in the accompanying product supplement. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupon Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Coupon Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on these payments paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Coupon Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Funds or the Underlying Commodities. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee a full return of principal. If the Final Share Price of the Least Performing Share is less than the Lower Barrier Price, you will lose 1% of your principal amount at maturity for every 1% that the applicable Final Share Price is less than its Lower

JPMorgan Structured Investments —	PS-5
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

Barrier Price. Accordingly, under these circumstances, you will lose some or a substantial portion of your principal amount at maturity.

•	EVEN IF YOU RECEIVE A POSITIVE RETURN ON YOUR NOTES AT MATURITY, YOUR PERCENTAGE RETURN BASED ON THE PERFORMANCE OF THE LEAST PERFORMING FUND MAY BE LESS THAN THE LEAST PERFORMING FUND RETURN AND THE POTENTIAL FOR THE VALUE OF YOUR NOTES TO INCREASE WILL BE LIMITED — Due to the formula used to determine the payment at maturity, excluding any applicable Contingent Coupon Payment for the final Coupon Observation Date, you will not receive a payment that exceeds the principal amount of your notes unless the Least Performing Fund Return is greater than 10%, and even if the Least Performing Fund Return is greater than 10%, the return on your notes will be less than the Least Performing Fund Return.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF A COUPON AND MAY NOT PAY ANY COUPONS AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay any coupon is linked to the performance of each Fund. Contingent Coupon Payments should not be viewed as periodic interest payments. A Contingent Coupon Payment will accrue with respect to a Coupon Observation Period only for each business day during such Coupon Observation Period that the closing price of one share of each Fund is greater than or equal to its Lower Barrier Price and one share of at least one Fund is less than or equal to its Upper Barrier Price. If, with respect to any business day during a Coupon Observation Period, the closing price of one share of either Fund is less than its Lower Barrier Price or one share of each Fund is greater than its Upper Barrier Price, no coupon will accrue on such day and the Contingent Coupon Payment with respect to the corresponding Coupon Payment Date will be reduced. Therefore, if the closing price of one share of either Fund is less than its Lower Barrier Price or one share of each Fund is greater than its Upper Barrier Price on each business day for an entire Coupon Observation Period, you will receive no Contingent Coupon Payment on the corresponding Coupon Payment Date.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	PRIOR TO THE FINAL COUPON OBSERVATION DATE, THE RETURN ON THE NOTES IS LIMITED TO CONTINGENT COUPON PAYMENTS WHICH WILL ACCRUE ONLY IF THE PRICE OF BOTH FUNDS STAYS WITHIN A SPECIFIED RANGE, AND YOU MAY RECEIVE LESS THAN THE AMOUNT OF INTEREST YOU COULD RECEIVE ON A DIFFERENT METHOD OF ACCRUAL — The Contingent Coupon Payments for each Coupon Payment Date is different from, and may be less than, a coupon determined based on the percentage difference of the closing prices of one share of the Funds between the Pricing Date and any Coupon Observation Date or between two Coupon Observation Dates. Accordingly, the Contingent Coupon Payments, if any, on the notes may be less than the return you could earn on another instrument linked to the Funds that pays coupons based on the performance of the Funds from the Pricing Date to any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Funds or the Underlying Commodities would have.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Maximum Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Maximum Return.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations

JPMorgan Structured Investments —	PS-6
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Fund.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price

JPMorgan Structured Investments —	PS-7
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS — The Funds are subject to management risk, which is the risk that the investment strategies of the Funds’ investment advisers, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Funds and, consequently, the value of the notes.
•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING COMMODITY, AS APPLICABLE, AS WELL AS THE NET ASSET VALUE PER SHARE — Each of the iShares® Silver Trust and the SPDR® Gold Trust does not fully replicate the performance of its Underlying Commodity due to the fees and expenses charged by the Funds or by restrictions on access to the relevant Underlying Commodity due to other circumstances. Each Fund does not generate any income, and as each Fund regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. Each Fund sells its Underlying Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by a Fund of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of a Fund’s holdings in its Underlying Commodity could be lost, damaged or stolen. Access to a Fund’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Commodity. In addition, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, the Underlying Commodity of each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a Fund and the liquidity of a Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index or Underlying Commodity, as applicable, as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	THE COMMODITY FUNDS ARE NOT INVESTMENT COMPANIES OR COMMODITY POOLS AND WILL NOT BE SUBJECT TO REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT — Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.
•	THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH GOLD WITH RESPECT TO THE SPDR® GOLD TRUST — The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.
•	THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH SILVER WITH RESPECT TO THE iSHARES® SILVER TRUST — The iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion

JPMorgan Structured Investments —	PS-8
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

•	THE FUNDS ARE NOT INVESTMENT COMPANIES OR COMMODITY POOLS AND WILL NOT BE SUBJECT TO REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT — The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of SPDR® Gold Trust’s operations and the iShares® Silver Trust seeks to reflect generally the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities .. The prices of gold and silver are determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold and silver prices as a global benchmark for the values of gold and silver may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold and silver prices, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold and silver prices.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Funds. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —	PS-9
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

Historical Information

The following graphs set forth the historical performance of the Funds based on the weekly historical closing prices of the Funds from January 4, 2019 through May 17, 2024. The closing price of one share of the SPDR® Gold Trust on May 24, 2024 was $215.92. The closing price of one share of the iShares® Silver Trust on May 24, 2024 was $27.74.

We obtained the various closing prices of the Funds above and below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical prices of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Fund on the Pricing Date or any Coupon Observation Date, including the Valuation Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount or the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market

JPMorgan Structured Investments —	PS-10
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust

prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the SPDR® Gold Trust and the iShares® Silver Trust” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Terms of the Notes

Any values of the Funds, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

JPMorgan Structured Investments —	PS-11
Range Accrual Notes Linked to the SPDR® Gold Trust and the iShares® Silver Trust